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                                                                      EXHIBIT 5



                [SHAW, PITTMAN, POTTS & TROWBRIDGE LETTERHEAD]




                                 June 2, 1997



Crescent Operating, Inc.
777 Main Street
Fort Worth, Texas  76102

Ladies and Gentlemen:

        We have acted as counsel to Crescent Operating, Inc., a Delaware corporation (the "Company"), in connection with the registration of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-1 (Registration No. 333-25223), including the prospectus and all amendments, exhibits and documents related thereto (collectively, the "Registration Statement"), under the Securities Act of 1933, as amended, and with the proposed distribution of the Common Stock to shareholders of Crescent Real Estate Equities Company, a Delaware corporation and the holders of units of limited partner interest in Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership in a spin-off in accordance with the terms of the Registration Statement.

        Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that the Common Stock has been duly authorized for issuance by the Company, and that, upon issuance and delivery in accordance with the terms of the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

        We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Shaw, Pittman, Potts & Trowbridge under the caption "Legal Matters" in the prospectus.


                                Very truly yours,



                                SHAW, PITTMAN, POTTS & TROWBRIDGE